                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                           Jupiter Media Metrix, Inc.
        (as an amendment to 13G filed for Media Metrix, Inc. on 2/14/00)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58440X 10
                                    ---------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [ ]    Rule 13d-1(c)

         [X}    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------------                                            -----------------
CUSIP No. 5844OX 10              SCHEDULE 13G                  Page 2 of 9 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Greylock IX Limited Partnership

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    See Item 5
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    See Item 5
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    See Item 5
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    See Item 5
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    See Item 5


--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    See Item 5


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                    PN


--------------------------------------------------------------------------------


                               Page 2 of 9 pages

-------------------                                            -----------------
CUSIP No. 5844OX 10              SCHEDULE 13G                  Page 3 of 9 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Greylock IX GP Limited Partnership


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    See Item 5
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    See Item 5
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    See Item 5
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    See Item 5
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    See Item 5


--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)



--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    See Item 5


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
                    PN


--------------------------------------------------------------------------------


                               Page 3 of 9 pages

-------------------                                            -----------------
CUSIP No. 5844OX 10              SCHEDULE 13G                  Page 4 of 9 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     William W. Helman


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    See Item 5
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    See Item 5
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    See Item 5
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    See Item 5
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    See Item 5


--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    See Item 5


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
                    IN


--------------------------------------------------------------------------------


                               Page 4 of 9 pages

-------------------                                            -----------------
CUSIP No. 5844OX 10              SCHEDULE 13G                  Page 5 of 9 Pages
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY).
     William S. Kaiser


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    See Item 5
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER
                    See Item 5
  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
                    See Item 5
  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    See Item 5
    WITH:
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    See Item 5


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    See Item 5


--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
                    IN


--------------------------------------------------------------------------------


                               Page 5 of 9 pages

-------------------                                            -----------------
CUSIP No. 5844OX 10              SCHEDULE 13G                  Page 6 of 9 Pages
--------------------------------------------------------------------------------


Item 1(a)                  Name of Issuer:

                           Jupiter Media Metrix, Inc. (formerly Media Metrix, Inc.)


Item 1(b)                  Address of Issuer's Principal Executive Offices:


                           250 Park Avenue South, 7th floor
                           New York, NY  10003


Item 2(a)                  Name of Person Filing:


                           Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each a Co-Managing General Partner of GIXGPLP (each a "Co-Managing Partner").


Item 2(b)                  Address of Principal Business Office or, if none,
                           Residence:


                           The address of the reporting persons is:

                           One Federal Street
                           Boston, Massachusetts  02110


Item 2(c)                  Citizenship:

                           GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. Mr. Helman is a citizen of the United States. Mr. Kaiser is a citizen of the United States.


Item 2(d)                  Title of Class of Securities:

                           Common Stock, par value $.01 per share (the "Common Stock").


Item 2(e)                  CUSIP Number:

                           5844OX 10


Item 3                     Description of Person Filing:

                           Not applicable.


Item 4                     Ownership:

                           (a)      Amount Beneficially Owned:


                           See Item 5.


                               Page 6 of 9 pages
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CUSIP No. 5844OX 10              SCHEDULE 13G                  Page 7 of 9 Pages
--------------------------------------------------------------------------------



                           (b)      Percent of Class:


                                    GIXLP:                  See Item 5
                                    GIXGPLP:                See Item 5
                                    Mr. Helman:             See Item 5
                                    Mr. Kaiser:             See Item 5

                           (c)      Number of Shares as to which the person has:

                           (i) sole voting power; (ii) shared voting power;
                           (iii) sole dispositive power; (iv) shared dispositive power:

                           See Item 5.


Item 5                     Ownership of Five Percent or Less of a Class:


                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:


                           Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:


                           Not applicable.


Item 8                     Identification and Classification of Members of the
                           Group:


                           Not applicable.


Item 9                     Notice of Dissolution of Group:

                           Not applicable.


Item 10                    Certification:

                           Not applicable.


                               Page 7 of 9 pages

-------------------                                            -----------------
CUSIP No. 5844OX 10              SCHEDULE 13G                  Page 8 of 9 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001.


                              GREYLOCK IX LIMITED PARTNERSHIP

                              By:  Greylock IX GP Limited Partnership
                                                   General Partner


                                   By: /s/ WILLIAM W. HELMAN
                                      ------------------------------------
                                                 William W. Helman
                                       Co-Managing General Partner


                              GREYLOCK IX GP LIMITED PARTNERSHIP


                              By:      /S/ WILLIAM W. HELMAN
                                 -----------------------------------------
                                                 William W. Helman
                                       Co-Managing General Partner



                                       /S/ WILLIAM W. HELMAN
                                     -------------------------------------
                                                 William W. Helman



                                       /S/ WILLIAM S. KAISER
                                     -----------------------------------------
                                                 William S. Kaiser


                               Page 8 of 9 pages